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EXHIBIT 4

NATIONAL INSTRUMENT 54-102
Interim Financial Statements

Dear Shareholder,

        As a shareholder, you are entitled to receive our interim financial statements. If you wish to receive the interim financial statements for the current year, please complete, sign and return the bottom portion of this card. Your name will then be placed on the Supplemental Mailing List maintained by us.

        The Instrument contemplates that this election will be renewed each year in order for us to make sure we are mailing interim financial statements only to shareholders who have requested them. Accordingly, you will receive a new election card each year which you must complete, sign and return in order to continue receiving interim financial statements.

To:    PETRO-CANADA

        Please add my name to your Supplemental Mailing List in order that I might receive interim financial statements for the current year. I confirm that I own shares in PETRO-CANADA.

Signature:
Name:
(Please Print)
Address:

Note:	If you are concerned about the confidentiality of the information on this card, please enclose it in an envelope and send it to the address shown on the back.

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EXHIBIT 4